EXHIBIT A

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the ordinary shares, par value $0.001 per share, of ShangPharma Corporation, a Cayman Islands company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

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SIGNATURE

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 9, 2012.

Michael Xin Hui	/s/ Michael Xin Hui
Michael Xin Hui

The Michael Xin Hui Irrevocable Qualified Annuity Trust

/s/ Michael Curran

Name: Michael Curran
Title: Vice President – Trust Officer
On behalf of Citicorp Trust, N.A., as trustee of The Michael Xin Hui Irrevocable Qualified Annuity Trust

Hui Family Trust	/s/ Ronnie Summers

Name: Ronnie Summers
Title: Authorized Signatory
On behalf of Managecorp Limited of Portcullis TrustNet Chambers, as trustee of Hui Family Trust

ChemPartner Investment Holdings Limited	/s/ Michael Xin Hui
Name: Michael Xin Hui
Title: Director

ChemExplorer Investment Holdings Limited	/s/ Michael Xin Hui
Name: Michael Xin Hui
Title: Director